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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        ________________________________

Name:  CENTURION FUNDS, INC.

Address of Principal Business Office (No. & Street, City,
  State, Zip Code):

                      2525 East Camelback Road, Suite 640
                          Phoenix, Arizona 85016-4228


Telephone Number (including area code):  (602) 957-9789

               Name and address of agent for service of process:


                             Gerard P. Dipoto, Jr.
                             Centurion Funds, Inc.
                      2525 East Camelback Road, Suite 640
                          Phoenix, Arizona 85016-4228

                                   Copies to:

                            Burton M. Leibert, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                         New York, New York 10019-6099

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
  Yes [X]   No
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                                   SIGNATURES


       Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 21st day of August, 1998.



                           CENTURION FUNDS, INC.


                           By: /s/ Irving P. David
                               ------------------------
                                Irving P. David


ATTEST:

By: /s/ Valerie Beaton
    ------------------
    Valerie Beaton